Exhibit 8.1

Powell, Goldstein, Frazer & Murphy LLP
16th Floor
191 Peachtree Street, NE
Atlanta, Georgia 30303

February 5, 2004

Omega Healthcare Investors, Inc.
9690 Deereco Road
Suite 100
Timonium, Maryland 21093

Ladies and Gentlemen:

        We have acted as special counsel to Omega Healthcare Investors, Inc., a Maryland corporation (the "Company"), in connection with the offering to the public of the Company's Series D cumulative preferred stock (the "Series D Preferred Shares") under a Registration Statement on Form S-3 (Registration No. 333-69675) (the "Registration Statement").

        In rendering our opinion, we have examined and relied on originals or copies certified or otherwise identified to our satisfaction of (i) the Articles of Incorporation of the Company and the Articles of Amendment, Articles of Amendment and Restatement, and Articles Supplementary thereto, (ii) the Prospectus dated February 5, 2004 constituting part of the Registration Statement (the "Base Prospectus"), (iii) the Prospectus Supplement dated February 5, 2004 constituting part of the Registration Statement (the "Prospectus Supplement" and together with the Base Prospectus, the "Prospectus"), and (iv) such other documents, certificates, and records as we have deemed necessary or appropriate. We also have relied upon factual statements and representations made to us by representatives of the Company and others that are set forth in a certificate executed and provided to us by the Company (the "Officer's Certificate"). We have also relied on a letter from Explorer Holdings, L.P., regarding the ownership of the stock of the Company by Explorer Holdings, L.P., Explorer Holdings Level II, L.P., and Hampstead Investment Partners III, L.P. (the "Representation Letter"). For purposes of this opinion, we have assumed the validity and accuracy of the documents, certificates and records set forth above, and that the statements and representations made therein are and will remain true and complete. We also have assumed that the Prospectus, the Registration Statement and such other documents, certificates and records and that the statements as to factual matters contained in the Prospectus and the Registration Statement are true, correct and complete and will continue to be true, correct and complete through the completion of the transactions contemplated therein.

        In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photo copies, and the authenticity of the originals of such copies. In making our examination of documents executed, or to be executed, by the parties indicated therein, we have assumed that each party (other than the Company) has, or will have, the power, corporate or other, to enter into and perform all obligations thereunder. We have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties and the validity and binding effect thereof on such parties, and that all of the documents we have reviewed will be complied with without waiver. Finally, in connection with the opinions rendered below, we have assumed that:

            (i)  During its taxable year ending December 31, 1992 and in each subsequent taxable year to present, the Company has operated and will continue to operate in such a manner that makes and will continue to make the representations contained in the Officer's Certificate true for such years;

           (ii)  Explorer Holdings, L.P., Explorer Holdings Level II, L.P., and Hampstead Investment Partners III, L.P. (collectively "Explorer") are partnerships for purposes of Section 544(a)(1) under the Internal Revenue Code of 1986, as amended (the "Code");

          (iii)  Yale University and The Board of Trustees of Leland Stanford Junior University are not individuals under Section 542(a)(2) of the Code; and

          (iv)  The stock of the Company held by Explorer and attributed to The State of Oregon Public Employees' Retirement Fund is treated under Section 856(h)(3) of the Code as held directly by its beneficiaries in proportion to their actuarial interests in such fund.

        In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant, all in effect as of the date hereof. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time (possibly with retroactive effect). A change in the authorities or the accuracy or completeness of any of the information, documents, certificates, records, statements, representations, covenants, or assumptions on which our opinion is based could affect our conclusions.

        Based on the foregoing, in reliance thereon and subject thereto and to the limitations stated below, it is our opinion that:

          (a)   The Company has qualified for treatment as a real estate investment trust ("REIT") under the Code for its taxable year ended December 31, 1992, and the Company has operated in conformity with the requirements for qualification as a REIT under the Code.

          (b)   The discussion in the Base Prospectus under the heading "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS," and the discussion in the Prospectus Supplement under the heading "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS" fairly summarize the federal income tax considerations that are likely to be material to a holder of the Series D Preferred Shares.

        Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the offerings discussed in the Base Prospectus or the Prospectus Supplement or of any transaction related thereto or contemplated thereby. This opinion is expressed as of the date hereof, and we are under no obligation to advise you of, supplement or to revise our opinion to reflect, any changes (including changes that have retroactive effect) in applicable law or any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue. We hereby consent to the use of our name in the section captioned "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS" in the Base Prospectus and in the section captioned "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS" in the Prospectus Supplement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Powell, Goldstein, Frazer & Murphy LLP